                                                                Exhibit-(d)(iii)

April 30, 2006


Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Annuity Portfolios
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Annuity Portfolios

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the following portfolios, as noted in the table below and described in the portfolios' registration statement filed with the Securities and Exchange Commission.

PORTFOLIO             NET OPERATING     GUARANTEED
                      EXPENSE LIMIT        LIMIT
SCHWAB MONEY MARKET
PORTFOLIO             50 bp expires     4/29/2007

SCHWAB MARKETTRACK
GROWTH PORTFOLIO II   50 bp expires     4/29/2007

SCHWAB S&P 500
PORTFOLIO             28 bp expires     4/29/2007

Sincerely,

/s/ George Pereira                                      /s/ Pamela Saunders
----------------------                                  ----------------------
George Pereira,                                         Pamela Saunders,
Chief Financial Officer, Charles Schwab                 Vice President Proprietary Funds
Investment Management, Inc.

CC:      David Stone
         Christopher Webb
         Steven Greenwell
         Mei-Luh Lee
         Elaine Yeary
         Greg Hand